                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934*

                                    CDC Corp
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62022L106
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]        Rule 13d-1(b)
         [X  ]        Rule 13d-1(c)
         [   ]        Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

----------------------- -----------------------------------------------------------------------------------------------
CUSIP No.                           62022L106

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk China Fund (Cayman), Ltd. (98-0170144)
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]
----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Cayman Islands

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       8,055,082

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                        8,055,082
----------------------- -------------- --------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         8,055,082 (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        7.6% *

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -----------------------------------------------------------------------------------------------
* Based on 106,401,376  outstanding  shares of common stock, par value $0.01 per share,  as reported by CDC Corp on its Form 20-F,  as filed with the  Securities and Exchange Commission on July 2, 2007.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16937A101
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk Capital Management, L.L.C. (48-1172612)

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                        8,055,082

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                        8,055,082

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         8,055,082 * (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        7.6% **

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        OO
----------------------- -----------------------------------------------------------------------------------------------

* Includes 8,055,082 shares of common stock, par value $0.01 per share, held by
Jayhawk China Fund (Cayman), Ltd.
** Based on 106,401,376 outstanding shares of common stock, par value $0.01 per share, as reported by CDC Corp on its Form 20-F, as filed with the Securities and Exchange Commission on July 2, 2007.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16937A101
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities
only)

                        Kent C. McCarthy

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a)  [   ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                        8,055,082

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                        8,055,082

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         8,055,082 (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        7.6% *

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IN
----------------------- -----------------------------------------------------------------------------------------------

* Includes 8,055,082 shares of common stock, par value $0.01 per share, held by
Jayhawk China Fund (Cayman), Ltd.
** Based on 106,401,376 outstanding shares of common stock, par value $0.01 per share, as reported by CDC Corp on its Form 20-F, as filed with the Securities and Exchange Commission on July 2, 2007.

Item 4   Ownership:

I. The information below is as of the date of this filing.

(a) Amount beneficially owned:
         1. Jayhawk China Fund Cayman, Ltd.: 8,055,082
         2. Jayhawk Capital Management, L.L.C.: 8,055,082 *
         3. Kent C. McCarthy: 8,055,082 *

(b) Percent of class:
         1. Jayhawk China Fund Cayman, Ltd.: 7.6%
         2. Jayhawk Capital Management, L.L.C.: 7.6%
         3. Kent C. McCarthy: 7.6%

Percent of class is based on 106,401,376 outstanding shares of common stock, par value $0.01 per share,  as reported by CDC Corp on its Form 20-F,  as filed with the Securities and Exchange  Commission on July 2, 2007.  Although the reporting persons' holdings in CDC Corp fell below 5% as of December 31, 2007 (see Item 4,
Section II below),  the current  holdings rose above 5% before the filing of the year-end amendment.

(c)      Number of shares as to which the person has:
     (i)  Sole power to vote or to direct the vote:
          1.   Jayhawk China Fund Cayman, Ltd.: 0
          2.   Jayhawk Capital Management, L.L.C.: 0
          3.   Kent C. McCarthy: 0

     (ii) Shared power to vote or direct the vote:
          1.   Jayhawk China Fund Cayman, Ltd.: 8,055,082
          2.   Jayhawk Capital Management, L.L.C.: 8,055,082 *
          3.   Kent C. McCarthy: 8,055,082 *

     (iii) Sole power to dispose or to direct the disposition of:
          1.   Jayhawk China Fund Cayman, Ltd.: 0
          2.   Jayhawk Capital Management, L.L.C.: 0
          3.   Kent C. McCarthy: 0

     (iv) Shared power to dispose or to direct the disposition of:
          1.   Jayhawk China Fund Cayman, Ltd.: 8,055,082
          2.   Jayhawk Capital Management, L.L.C.: 8,055,082 *
          3.   Kent C. McCarthy: 8,055,082 *

* Includes  8,055,082 shares of common stock, par value $0.01 per share, held by
Jayhawk China Fund (Cayman), Ltd.

II. The information below is as of December 31, 2007.

(a) Amount beneficially owned:
          1.   Jayhawk China Fund Cayman, Ltd.: 3,722,392
          2.   Jayhawk Capital Management, L.L.C.: 3,722,392 *
          3.   Kent C. McCarthy: 3,722,392 *

(b) Percent of class:

          1.   Jayhawk China Fund Cayman, Ltd.: 3.5%
          2.   Jayhawk Capital Management, L.L.C.: 3.5%
          3.   Kent C. McCarthy: 3.5%

Percent of class is based on 106,401,376 outstanding shares of common stock, par value $0.01 per share, as reported by CDC Corp on its Form 20-F, as filed with the Securities and Exchange Commission on July 2, 2007.

(c)  Number of shares as to which the person has:

     (i)  Sole power to vote or to direct the vote: 0
          1.   Jayhawk China Fund Cayman, Ltd.: 0
          2.   Jayhawk Capital Management, L.L.C.: 0
          3.   Kent C. McCarthy: 0

     (ii) Shared power to vote or direct the vote: 1. Jayhawk China Fund Cayman,
         Ltd.: 3,722,392 2. Jayhawk Capital Management, L.L.C.: 3,722,392 3.
         Kent C. McCarthy: 3,722,392

     (ii) Sole power to dispose or to direct the disposition of:
          1.   Jayhawk China Fund Cayman, Ltd.: 0
          2.   Jayhawk Capital Management, L.L.C.: 0
          3.   Kent C. McCarthy: 0

     (iii) Shared power to dispose or to direct the disposition of:
          1.   Jayhawk China Fund Cayman, Ltd.: 3,722,392
          2.   Jayhawk Capital Management, L.L.C.: 3,722,392
          3.   Kent C. McCarthy: 3,722,392

* Includes  3,722,392 shares of common stock, par value $0.01 per share, held by
Jayhawk China Fund (Cayman), Ltd.

Item 10   Certification:

     By signing  below each party  certifies  that, to the best of its knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the parties below certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2007

                                      /s/ Kent C. McCarthy
                                      ------------------------------------------
                                      Kent C. McCarthy

                                      Jayhawk Capital Management, L.L.C.

                                      By:  /s/ Kent C. McCarthy
                                         ---------------------------------------------
                                      Name:  Kent C. McCarthy
                                           -------------------------------------------
                                      Title:  Managing Member
                                            ------------------------------------------

                                      Jayhawk China Fund (Cayman), Ltd.

                                          By: Jayhawk Capital Management, L.L.C.,
                                               Its manager

                                               By:  /s/ Kent C. McCarthy
                                                  ------------------------------------
                                               Name:  Kent C. McCarthy
                                                    ----------------------------------
                                               Title:  Managing Member
                                                     ---------------------------------

                                                                  Exhibit A

             AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G/A

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Security & Surveillance
Technology, Inc., and further agree that this Agreement be included as an exhibit to such filings.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2007.

                                      /s/ Kent C. McCarthy
                                      ------------------------------------------
                                      Kent C. McCarthy

                                      Jayhawk Capital Management, L.L.C.

                                      By:  /s/ Kent C. McCarthy
                                         ---------------------------------------------
                                      Name:  Kent C. McCarthy
                                           -------------------------------------------
                                      Title:  Managing Member
                                            ------------------------------------------

                                      Jayhawk China Fund (Cayman), Ltd.

                                          By: Jayhawk Capital Management, L.L.C.,
                                               Its manager

                                               By:  /s/ Kent C. McCarthy
                                                  ------------------------------------
                                               Name:  Kent C. McCarthy
                                                    ----------------------------------
                                               Title:  Managing Member
                                                     ---------------------------------